Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2021 relating to the financial statements of QEP Resources, Inc., incorporated by reference from the Annual Report on Form 10-K of QEP Resources, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Denver, Colorado
June 30, 2021